EXHIBIT 5
February 21, 2007
Biogen Idec Inc.
14 Cambridge Center
Cambridge, Massachusetts 02142
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 850,000 shares of Common Stock, $.0005 par value (the “Shares”), of Biogen Idec Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Company’s 2006 Non-Employee Directors Equity Plan (the “Plan”).
We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of this opinion, we have examined or relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution, and the reported cases interpreting those laws.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold and the Company has received the consideration therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP